NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 14, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 02, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Desktop Metal, Inc. and Nano US I, Inc.,a direct, wholly-owned subsidiary of Nano Dimension USA Inc., which is a direct, wholly-owned subsidiary of Nano Dimension Ltd., became effective before market open on April 2, 2025. Each share of Class A Common Stock of Desktop Metal, Inc. was converted into USD 5.295 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 02, 2025.